DUPLICATE

Number: BC0968578

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CANADIAN ZEOLITE CORP. changed its name to CANADIAN MINING COMPANY LTD. on February 8, 2016 at 03:33 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On February 8, 2016

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada